                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                            INTERVISUAL BOOKS, INC.,


                             FFM ACQUISITION CORP.,


                          FAST FORWARD MARKETING, INC.,


                                 STEVEN D. ADES


                                       AND


                         STEVEN D. ADES AND LAURIE LEVIT
                            AS TRUSTEES OF THE LEVIT
                             REVOCABLE FAMILY TRUST






                           DATED AS OF MARCH 29, 1999

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
ARTICLE I      THE MERGER ...............................................     2
        1.1    The Merger ...............................................     2
        1.2    Effective Time ...........................................     2
        1.3    Effect of the Merger .....................................     4
        1.4    Certificate of Incorporation; Bylaws .....................     4
        1.5    Directors and Officers ...................................     4
        1.6    Conversion of Shares; Effect on Capital Stock ............     4
        1.7    Payments .................................................     5
        1.8    Surrender of Certificates ................................     7
        1.9    No Further Ownership Rights in Company Common Stock ......     7
        1.10   Tax and Accounting Consequences ..........................     8
        1.11   Taking of Necessary Action; Further Action ...............     8
        1.12   Satisfaction of Compensation Plan Arrangements ...........     8

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY, ADES AND
               SHAREHOLDER ..............................................    10
        2.1    Organization of the Company ..............................    11
        2.2    Company Capital Structure ................................    11
        2.3    Subsidiaries .............................................    11
        2.4    Authority ................................................    11
        2.5    Company Financial Statements .............................    12
        2.6    No Undisclosed Liabilities ...............................    13
        2.7    No Changes ...............................................    13
        2.8    Tax and Other Returns and Reports ........................    15
        2.9    Restrictions on Business Activities ......................    17
        2.10   Title to Properties; Absence of Liens and Encumbrances ...    17
        2.11   Intellectual Property ....................................    18
        2.12   Agreements, Contracts and Commitments ....................    19
        2.13   Interested Party Transactions ............................    21
        2.14   Compliance with Laws .....................................    21
        2.15   Litigation ...............................................    21
        2.16   Insurance ................................................    21
        2.17   Minute Books .............................................    21
        2.18   Environmental Matters ....................................    22
        2.19   Brokers'and Finders'Fees: Third Party Expenses ...........    23

                                                                            Page
                                                                            ----
        2.20   Employee Matters and Benefit Plans .......................    23
        2.21   Customers and Supplies ...................................    24
        2.22   Investment Representations ...............................    25
        2.23   Representations Complete .................................    25

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB ..    25
        3.1    Organization, Standing and Power .........................    25
        3.2    Parent Capital Structure .................................    26
        3.3    Authority ................................................    26
        3.4    Litigation ...............................................    26
        3.5    Parent SEC Documents .....................................    27
        3.6    Breaches of Material Contracts ...........................    27
        3.7    Compliance of Laws .......................................    27
        3.8    Insurance ................................................    27

ARTICLE IV     CONDUCT PRIOR TO THE EFFECTIVE TIME ......................    27
        4.1    Conduct of Business of the Company .......................    27
        4.2    No Solicitation ..........................................    29
        4.3    Conduct of Business of Parent ............................    30

ARTICLE V      ADDITIONAL AGREEMENTS ....................................    30
        5.1    Access to Information ....................................    30
        5.2    Expenses .................................................    31
        5.3    Public Disclosure ........................................    31
        5.4    Consents .................................................    31
        5.5    Preparation of Proxy Statement ...........................    31
        5.6    Reasonable Efforts .......................................    32
        5.7    Notification of Certain Matters ..........................    32
        5.8    Employment Matters .......................................    32
        5.9    Restricted Stock Agreement ...............................    32
        5.10   Board Nominees ...........................................    32
        5.11   Additional Documents and Further Assurances ..............    33
        5.12   Assistance With Auditors .................................    33
        5.13   Modification Agreements ..................................    33
        5.14   Parent's 401(k) Plan .....................................    33

                                                                            Page
                                                                            ----
ARTICLE VI     CONDITIONS TO THE MERGER .................................    33
        6.1    Conditions to Obligations of Each Party to Effect
               the Merger ...............................................    33
        6.2    Additional Conditions to Obligations of the Company ......    34
        6.3    Additional Conditions to the Obligations of Parent
               and Merger Sub ...........................................    35

ARTICLE VII    INDEMNIFICATION AND ESCROW ...............................    36
        7.1    Indemnification ..........................................    36
        7.2    Cooperation; Insurance Proceeds ..........................    38
        7.3    Threshold ................................................    38

ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER ........................    38
        8.1    Termination ..............................................    38
        8.2    Effect of Termination ....................................    39
        8.3    Amendment ................................................    39
        8.4    Extension; Waiver ........................................    40

ARTICLE IX     COVENANT NOT TO COMPETE ..................................    40
        9.1    General Covenant .........................................    40
        9.2    Confidentiality ..........................................    40
        9.3    Agreement Not to Solicit .................................    41
        9.4    Consideration; Reasonable Scope ..........................    41

ARTICLE X      GENERAL PROVISIONS .......................................    41
        10.1   Survival of Representations, Warranties and Agreements ...    41
        10.2   Notices ..................................................    42
        10.3   Interpretation ...........................................    43
        10.4   Counterparts .............................................    43
        10.5   Entire Agreement: Assignment .............................    43
        10.6   Severability .............................................    43
        10.7   Other Remedies ...........................................    43
        10.8   Governing Law ............................................    44
        10.9   Rules of Construction ....................................    44

                                    EXHIBITS


Exhibit A      Agreement of Merger
Exhibit B      Ades Employment Agreement
Exhibit C      Ades Option Agreement
Exhibit D      Selsky Employment Agreement
Exhibit E      Selsky Option Agreement
Exhibit F      Wallace Employment Agreement
Exhibit G      Wallace Option Agreement
Exhibit H      Restricted Stock Agreement
Exhibit I      Opinion of Paul, Hastings, Janofsky & Walker LLP
Exhibit J      Voting Agreement
Exhibit K      Opinion of Tyre Kamins Katz & Granof


                                    SCHEDULES

Schedule 2.4      Authority
Schedule 2.5      Company Financial Statements
Schedule 2.6      No Undisclosed Liabilities
Schedule 2.7      No Changes
Schedule 2.10(a)  Real Property Lease
Schedule 2.10(b)  Title to Property
Schedule 2.11     Intellectual Property
Schedule 2.12     Agreements, Contracts and Commitments
Schedule 2.13     Interested Party Transactions
Schedule 2.15     Litigation
Schedule 2.16     Insurance
Schedule 2.19     Brokers' and Finders' Fees; Third Party Expenses
Schedule 2.20     Employee Matters and Benefit Plans
Schedule 2.21     Customers and Supplies
Schedule 3.3      Authority
Schedule 3.4      Parent Litigation
Schedule 3.6      Breaches of Material Contracts
Schedule 6.3(c)   Third Party Consents

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 29, 1999 among Intervisual Books, Inc., a California corporation ("Parent"), FFM Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Fast Forward Marketing, Inc., a California corporation (the "Company"), Steven D. Ades, the President of the Company ("Ades"), and Steven D. Ades and Laurie Levit, trustees of the Levit Revocable Family Trust UTD April 18, 1991 (the "Trust" or the "Shareholder").

                                    RECITALS

        A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock of the Company ("Company Common Stock") shall be converted into the right to receive shares of voting common stock, no par value, of Parent ("Parent Common Stock") and certain payments and rights as provided for herein.

        C. The Company has granted to Steven Selsky ("Selsky"), Steven Wallace ("Wallace"), Rhonda Sapirstein ("Sapirstein") and Barbara Abella ("Abella") certain rights under the Company's Incentive Compensation Plan dated February 26, 1993 (the "Compensation Plan"). Selsky, Wallace, Sapirstein and Abella are collectively referred to herein as the "FFM Employees" and their rights under the Compensation Plan and related participation agreements, as modified, are referred to herein as the "Compensation Plan Arrangements." The Company has provided for the satisfaction in full of the Compensation Plan Arrangements as provided for in Section 1.12 of this Agreement.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("California Law"), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than April 30, 1999, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of the Parent, unless another place or time is agreed to by Parent and the Company. Notwithstanding the foregoing, in the event a material controversy should arise or approval by Parent's shareholders of this Agreement, the Merger and the transactions contemplated hereby is required by The Nasdaq Stock Market ("Nasdaq") or otherwise, Parent shall have the unilateral right to postpone the date of the Closing until such controversy is resolved or such approval is obtained, but in no event to a date later than August 31, 1999. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by executing and filing an Agreement of Merger substantially in the form of Exhibit A hereto (the "Merger Agreement"), together with such officers' certificates certifying approval of the Merger Agreement as required by California law, with the Secretary of State of the State of California, in accordance with the relevant provisions of applicable law (the time of confirmation by the Secretary of State of California of such filing and the effectiveness of the Merger being referred to herein as the "Effective Time").

               (a)    Deliveries by Parent.

                      At the Closing, the Parent shall deliver to the Company and the Shareholder:

                      (1) The Merger Agreement duly executed by Parent and Merger Sub with the required officers' certificate;

                      (2) The Employment Agreement in the form of Exhibit B attached hereto (the "Ades Employment Agreement") executed by Parent;

                      (3) The Nonstatutory Stock Option Agreement in the form of Exhibit C attached hereto (the "Ades Option Agreement") executed by Parent;

                      (4) The Employment Agreement in the form of Exhibit D attached hereto (the "Selsky Employment Agreement") executed by Parent;

                      (5) The Nonstatutory Stock Option Agreement in the form of Exhibit E attached hereto (the "Selsky Option Agreement") executed by Parent;

                      (6) The Employment Agreement in the form of Exhibit F attached hereto (the "Wallace Employment Agreement") executed by Parent;

                      (7) The Nonstatutory Stock Option Agreement in the form of Exhibit G attached hereto (the "Wallace Option Agreement") executed by Parent;

                      (8) The Restricted Stock Agreement in the form of Exhibit H attached hereto (the "Restricted Stock Agreement") executed by Parent;

                      (9) The opinion of Paul, Hastings, Janofsky & Walker, LLP ("PHJW"), counsel to Parent in the form of Exhibit I attached hereto; and

                      (10) The letter concerning the voting for certain director nominees in the form of Exhibit J attached hereto (the "Voting Agreement") executed by The Hunt Family Trust.

               (b)    Deliveries by the Company, Ades and Shareholder.

                      At the Closing, the Company, Ades and Shareholder shall deliver to Parent:

                      (1) The Merger Agreement duly executed by the Company with the required officer's certificate;

                      (2)    The Ades Employment Agreement executed by Ades;

                      (3)    The Ades Option Agreement executed by Ades;

                      (4)    The Selsky Employment Agreement executed by Selsky;

                      (5)    The Selsky Option Agreement executed by Selsky;

                      (6)    The Wallace Employment Agreement executed by
Wallace;

                      (7)    The Wallace Option Agreement executed by Wallace;

                      (8) The Restricted Stock Agreement duly executed by the Trust, the FFM Employees and the spouses of FFM Employees;

                      (9) The legal opinion of Tyre Kamins Katz & Granof, counsel to the Company and Shareholder in the form of Exhibit K attached hereto; and

                      (10) The Voting Agreement duly executed by the Trust and Ades.

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Fast Forward Marketing, Inc."

               (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6    Conversion of Shares; Effect on Capital Stock.

               (a) Conversion of Shares. At the Effective Time and by virtue of the Merger, each share of the Company Common Stock issued and outstanding at the Effective Time will be canceled and extinguished and will be converted automatically into the right to receive (i) 670 shares of validly issued, fully paid and nonassessable shares of Parent Common Stock less the number of shares to be issued to the FFM Employees in satisfaction of the Compensation Plan Arrangements in accordance with Section 1.12 below (as adjusted to be on a per share of Company Common Stock basis), (ii) the Contingent Payment (as provided for in Section 1.7(a) herein) and (iii) the Additional Payment (as provided for in Section 1.7(b) below). The Contingent Payment and the Additional Payment are referred to herein as the "Additional Cash Rights". The maximum number of shares of Parent Common Stock to be issued in the Merger and in satisfaction of the Compensation Plan Arrangements in Section 1.12 below shall be 670,000 shares. The shares of Parent Common Stock to be issued in connection with the Merger and in satisfaction of the Compensation Plan Arrangements will not be registered under the Securities Act of 1933 (the "Securities Act") and will be subject to the legend required by the Restricted Stock Agreement and the following legend:

               "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT."

               (b) Fractional Shares. No fractional shares of Parent Common Stock will be issued in the Merger and, in lieu thereof, Parent shall arrange to pay in cash the fair market value of a fraction of a share of Parent Common Stock.

        1.7    Payments.

               (a) Contingent Payment. Subject to the terms and conditions contained in this Agreement, the maximum amount of all "Contingent Payments" payable by Parent shall be $200,000, of which $172,280 (86.14%) shall be payable on account of the Company Common Stock by virtue of the Merger and $27,720 (13.86%) shall be payable to the FFM Employees in satisfaction of the Compensation Plan Arrangements. As provided for in this Section 1.7(a), Parent's obligation to pay any of the Contingent Payments shall be contingent upon Surviving Corporation meeting both of the following two criteria: (i) Surviving Corporation shall have sales of "FFM Product" (as defined below) with a Gross Margin of 14 percent or more (the "Minimum Gross Margin Requirement") for the twelve (12) period ending December 31, 1999 (the "Applicable Period") and (ii) Surviving Corporation shall have generated at least $1,998,500 of Gross Margins from sales of FFM Product for the Applicable Period (which amount is equal to 70% of $2,855,000 ($2,855,000 is defined herein as the ("Gross Margin Level")). Failure to meet either criterion shall result in the loss of any rights to receive any portion of the Contingent Payment.

                      (i) Assuming that the Minimum Gross Margin Requirement for Surviving Corporation is met for Applicable Period, then payment of the Contingent Payment shall depend upon the Surviving Corporation having a sufficient amount of Gross Margins so as to meet 70% or more of the Gross Margin Level as follows:

                             a.     If Surviving Corporation has Gross Margins
equal to 90% or more of the Gross Margin Level and the Minimum Gross Margin Requirement is met for the Applicable Period, the entire amount of the Contingent Payment shall be payable by Parent. For example, if Gross Margins of Surviving Corporation are $2,569,500 (which equals 95% of the Gross Margin Level), then the entire amount of the Contingent Payment shall be payable by Parent;

                             b.     If Surviving Corporation has Gross Margins
of greater than 70% and less than 90% of the Gross Margin Level and the Minimum Gross Margin Requirement is met for the Applicable Period, then the amount of the Contingent Payment payable by Parent shall be calculated as follows: (i) take the percentage of Gross Margin Level obtained and subtract 70 from that number; (ii) take the result of (i) and divide by 20; and (iii) take the result of (ii) which shall be expressed as a decimal and multiply by the aggregate amount of the Contingent Payments. For example, if Gross Margins are $2,141,250 (which is 75% of the Gross Margin Level), then .25 of the Contingent Payment ($50,000) shall be payable [75 - 70 = 5; 5 divided by 20 = .25; .25 x $200,000 =
$50,000]. For a second example, if Gross Margins are $2,284,000 (which is 80% of the Gross Margin Level), then .50 of the Contingent Payment ($100,000) shall be payable [80 - 70 = 10; 10 divided by 20 = .50; .50 x $200,000 = $100,000]; and

                             c.     If Surviving Corporation has Gross Margins
which are less than 70% of the the Gross Margin Level even though the Minimum Gross Margin Requirement is met for the Applicable Period, then no portion of the Contingent Payment shall be payable by Parent. For example, if Gross Margins of Surviving Corporation are $1,855,750 (which equals 65% of the Gross Margin Level), then no Contingent Payment shall be payable.

                      (ii) For purposes of determining Surviving Corporation's Gross Margins, the calculations and determinations made by Parent's independent accounting firm shall be binding on the parties hereto. Gross Margins shall be calculated as net sales less cost of goods sold (including but not limited to purchases, warehouse, handling, royalties and other miscellaneous costs).

                      (iii) The term "FFM Product" shall mean sales by Surviving Corporation of goods and products other than those goods and products produced by Parent or White Heat Ltd.

                      (iv) In the event any Contingent Payment is payable by Parent after the calculations above, then such Contingent Payment shall be paid by Parent on or before May 1, 2000.

               (b) Additional Payments. At the Effective Time and by virtue of the Merger, each share of Company Common Stock issued and outstanding on the Effective Time shall be converted into the right to receive the result of $150 per share, less the amount of Compensation Tax Withholdings required to be withheld by Parent and Surviving Corporation in accordance with Section 1.12 below (the "Additional Payment"). The Additional Payment , plus interest thereon calculated at the rate of six percent (6%) from the Closing Date until paid, shall be payable by Parent on or before May 1, 2001. The maximum amount of all Additional Payments (including the amount of Compensation Tax Withholdings) to be paid by Parent shall be $150,000.

               (c) Nature of Rights. The parties acknowledge that the Additional Cash Rights shall be uncertificated and unsecured obligations of Parent. The Additional Cash Rights are not transferable or assignable without the consent of Parent. The Additional Cash Rights shall be subject to withholdings, reduction and offset as provided for in this Agreement.

        1.8 Surrender of Certificates. At the Closing, Shareholder shall deliver the certificate(s) representing all issued and outstanding shares of Company Common Stock ("Certificates") for cancellation and conversion in accordance with the terms of this Agreement. Upon surrender of the Certificates for cancellation to Parent, at the Effective

Time Parent shall instruct its transfer agent to issue the shares of Parent Common Stock as provided in Section 1.6(a) above, plus cash in lieu of fractional shares in accordance with Section 1.6(b), and the Certificates so surrendered shall be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of shares of Parent Common Stock and the Additional Cash Rights as provided for in this Agreement.

        1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The satisfaction of the Compensation Plan Arrangements as provided for in this Agreement shall result in a tax withholding obligation the parties intend to satisfy in accordance with Section 1.12 below.

        1.11 Taking of Necessary Action; Further Action. The parties agree to take all such further actions as necessary to cause the Merger Agreement to be accepted for filing by the Secretary of State of the State of California and agree to make such reasonable revisions consistent with the intentions of the parties in this Agreement which are as necessary. If, at any time after the Effective Time, any such further action is necessary to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        1.12 Satisfaction of Compensation Plan Arrangements. In order to satisfy in full the obligations of the Company to the FFM Employees arising out of the Compensation Plan Arrangements, the Company hereby irrevocably instructs Parent to issue to the FFM Employees the shares of the Parent Common Stock and their respective pro rata percentage interests in the Contingent Payments (if any) as provided for in this Section 1.12. The FFM Employees shall have no rights to any portion of the Additional Payments. Ades and

Shareholder hereby indemnify and agree to hold Parent harmless from and against any claim or controversy arising from the FFM Employees in connection with the settlement of their Compensation Plan Arrangements under this Section 1.12.

               (a) Tax Withholdings. In order to satisfy the tax withholding obligations which arise as a result of the satisfaction of the Compensation Plan Arrangements under this Section 1.12, Parent and Surviving Corporation are hereby authorized to withhold 40% of all consideration paid or payable to the FFM Employees in accordance with this Section 1.12 (the "Compensation Tax Withholdings"). The parties intend that Surviving Corporation and/or Parent shall issue the FFM Employees a W-2 disclosing as compensation the fair market value of all consideration they receive as a result of this Section 1.12 and Surviving Corporation and Parent are directed to pay over to the appropriate state and federal taxing authorities the amounts withheld.

               (b) Contingent Payments. As a result of their respective Compensation Plan Arrangements, the FFM Employees shall be entitled to receive such employee's pro rata percentage of the Contingent Payment (to the extent earned) (less the Compensation Tax Withholdings) as set forth below:

                                           Pro Rata
                                         Percentage of
                                           Contingent
             Individual                     Payments
             ----------                     --------
             Selsky                           9.56%
             Wallace                          2.58%
             Sapirstein                        .86%
             Abella                            .86%
                                             -----
                                             13.86%

As a result of the payments to be made to the FFM Employees to satisfy the Compensation Plan Arrangements, Shareholder acknowledges that Shareholder is only entitled to 86.14% of any Contingent Payment earned.

               (c) Modification Agreements. At least five business days prior to the Closing, the Company shall enter into with each FFM Employee a modification agreement (the "Modification Agreement") which shall have the effect of (i) fixing the dollar value of the amount of Parent Common Stock issuable to each FFM Employee, (ii) providing that the FFM Employees shall have no rights to the Additional Payments, (iii) setting forth the appropriate pro rata percentage of Contingent Payments to which each FFM Employee is entitled to receive (which percentages shall equal the percentages referenced in subparagraph (b) above), (iv) providing that Parent and Surviving Corporation can withhold the Compensation Tax Withholdings from the shares issuable and amounts payable to the FFM Employees, and (v) such other terms as Parent and the Company shall agree. Such Modification Agreements shall specifically state that Parent is entitled to rely upon such agreements. The form and substance of the Modification Agreements shall be subject to Parent's approval in its reasonable discretion. Also at least five business days prior to the Closing, the Company shall present to Parent a spread sheet detailing all payments and distributions to be made as a result of the Modification Agreements, which spreadsheet shall be subject to Parent's approval in its reasonable discretion.

               (d) Net Number of Shares Issuable. To satisfy the Compensation Plan Arrangements, the parties agree to:

                      1. Take the fixed dollar value of Parent Common Stock established in the Modification Agreements applicable to each FFM Employee and subtract from such dollar value 40% as the required Compensation Tax Withholding (the result of which is referred to herein as the "Net Value").

                      2. The Net Value shall then be divided by the closing bid price of the Parent Common Stock on The Nasdaq Stock Market on the trading day which is prior to the Closing Date (the "Market Value"), and the resulting number of shares shall be issued to the respective FFM Employee.

               (e) Deduction of Tax Liability. To compensate Parent and Surviving Corporation for paying the required tax withholding, the Company, Ades and Shareholder authorize and instruct Parent to withhold all Compensation Tax Withholdings from the Additional Payments and from any Contingent Payment which might otherwise be earned. Ades, Shareholder and the Company agree that the maximum amount of Compensation Tax Withholdings applicable to the shares of Parent Common Stock issuable to the FFM Employees shall not exceed $100,000. Ades and Shareholder agree to indemnify Parent for any Compensation Tax Withholdings which exceed this amount.

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANY, ADES AND SHAREHOLDER

        The Company, Ades and Shareholder hereby jointly and severally represent and warrant to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure letter supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended and in effect as of the Effective Time, to Parent.

        2.2 Company Capital Structure. The authorized capital stock of the Company consists of 75,000 shares of authorized Common Stock, of which 1,000 shares are issued and outstanding. There are no other shares of capital stock of the Company authorized or issued. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the issued and outstanding shares of Company Common Stock are currently, have always been, and shall as of the Effective Time be, held of record and beneficially by the Shareholder, free and clear of any and all Liens (as defined below). There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase or redeem any shares of the capital stock of the Company or obligating the Company to grant or enter into any option, warrant, call, right, commitment or agreement. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

        2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. Ades and each trustee of the Trust is of legal age and has full legal capacity to enter into this Agreement and the other documents contemplated hereby. The trustees on behalf of the Trust have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Trust. The Company's Board of Directors and all outstanding shares of Company Common Stock have unanimously approved the Merger and this Agreement and the other documents contemplated hereby. This Agreement has been duly executed and delivered by the Company, Ades and Shareholder and constitutes the valid and binding obligation of the Company, Ades and Shareholder, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company, Ades and Shareholder does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, Ades, Shareholder or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company, Ades or Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Merger Agreement with the California Secretary of State.

        2.5 Company Financial Statements. Prior to the Closing, the Company shall deliver to Parent as part of Schedule 2.5 the Company's balance sheets as of December 31, 1997 and 1998 and the related audited statements of income and retained earnings as of and for the twelve-month periods ended December 31, 1997 and 1998 (all such financial statements are collectively referred to herein as the "Audited Financials"). The Audited Financials are true and correct in all material respects and will have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. Upon the signing of this Agreement, Schedule 2.5 shall set forth the Company's balance sheet ("the Balance Sheet") and related unaudited statements of income and retained earnings as of and for the two-month period ended February 28, 1999 (the "Balance Sheet Date") (such financial statements are collectively referred to herein as the "Stub Period Financials"). The Stub Period Financials are true and correct and have been prepared on the same basis as the Audited Financials and include all recurring adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of the operations for the Company for the interim period presented. (The Audited Financials and the Stub Period Financials are collectively referred to herein as the "Company Financials"). The Company Financials present accurately and fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein. At least five days before the Closing, the Company will deliver to Parent the Company's preliminary balance sheet and related unaudited statements of income and retained earnings as of and for the three-month period ended March 31, 1999 and all such financial statements are collectively referred to herein as the "March Financials." The March Financials will be true and correct in all material respects and will be prepared on the same basis as the Audited Financials and will include all recurring adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the financial position and results of operation for the interim period presented.

        2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, other than the obligations of the Company under all executory contracts and agreements to which it is a party and liabilities incurred in the ordinary course of business since the Balance Sheet Date, the Company does not have any liability, indebtedness, obligations, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, matured, or to its knowledge, contingent, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which has not been reflected in the Balance Sheet. Except as set forth on Schedule 2.6, the accounts receivable balance, net of reserves, as recorded on the Balance Sheet is correct in all respects and to the knowledge of the Company, Ades and the Shareholder, there are no reasons why the accounts receivable recorded on the Balance Sheet will not be collected within twelve (12) months except for minor disputes of immaterial amounts which arise in the ordinary course of the Company's business.

        2.7 No Changes. Except as set forth in Schedule 2.7, since the Balance Sheet Date, there has not been, occurred or arisen any:

               (a)    material transaction by the Company;

               (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

               (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $25,000;

               (d) destruction of, damage to or loss of any material assets, or business of the Company (whether or not by covered by insurance) or revaluation by the Company of any of its assets;

               (e) claim of wrongful discharge or other claim of unlawful labor practice or action;

               (f) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

               (g) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

               (h) loan by the Company to any person or entity, incurring by the Company of any indebtedness for borrowed money, guaranteeing by the Company or any indebtedness, issuance of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (i) waiver or release of any right or claim of the Company, including any material write-off or other compromise of any account receivable of the Company;

               (j) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

               (k) notice of any claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

               (l) issuance or sale by the Company of any of its shares of capital stock, or securities convertible or exercisable therefor, or declaration, setting aside of payment of a dividend or other distribution with respect to the capital stock of the Company, or redemption or other acquisition by the Company of any Company stock;

               (m) change in pricing set or charged by the Company to its customers (except for customary and reasonable changes in the usual and ordinary course) or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to the Company;

               (n) any event or condition of any character that has or to the knowledge of the Company, Ades or Shareholder could be reasonably expected to have a Material Adverse Effect on the Company; or

               (o) agreement by Shareholder, Ades, the Company or any officer or employees thereof to do any of the things described in the preceding clauses
(a) through (n).

        2.8   Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, exercise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. As of the Effective Time, the Company will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and, to the knowledge of the Company, Ades and Shareholder such Returns are true and correct and have been completed in accordance with applicable law. The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and, with regard to periods covered by filed Returns, it has paid all taxes required to be paid as shown on such Returns, (B) will have withheld with respect to its employees all Taxes required to be withheld. With regard to the Company's 1998 tax year, the Company has timely and properly filed an extension in which to file its federal and state Returns and Ades and the Shareholder will properly complete such Returns and the Company will not be obligated to pay any taxes when such Returns are filed which have not already been paid. Ades and the Shareholder agree not to take any position adverse to the Company, the Surviving Corporation or the Parent on the 1998 Returns and shall be responsible for any tax liability relating to the 1998 Returns for the Company. The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination. The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any reasonable basis of the assertion of any such liability attributable to the Company, its assets or operations.

               (c) Copies of Returns. The Company has provided to Parent copies of its three most recent federal and state income and state sales and use Tax Returns.

               (d) No Liens. There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes and the Company has no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company. None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (e) 280G Payments. As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code. In addition, the satisfaction of the Compensation Plan Arrangements as provided for in this Agreement will not give rise to any payment that would not be deductible pursuant to Section 280G or 162 of the Code.

               (f) Consents; Tax Allocations. The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement. The Company has not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

               (g) S Corporation Status. The Company has made an election under Section 1362(a) of the Code to be an "S" corporation, as defined therein, and all persons who were shareholders of the Company on the day on which such election was made validly consented to such election. An accurate copy of the election by the Company has been made available to Parent. Such election was effective on the election date and has remained in effect continuously from such election date to and including the Effective Time, and such election has not been terminated, whether by revocation, disqualification or any other reason, at any time during the period beginning on the election date and ending as of the Effective Time. No actions have been taken and no omissions have occurred which would cause such election to terminate or to be revoked at any time. At all times, the shareholders of the Company have been eligible shareholders under
Section 1361 of the Code. The Company's shareholders have filed all required Returns for each of the tax years ended since the election date or have obtained timely extensions thereof, and shall file their Returns for the tax years which include the year ending at the Effective Time, in each case consistent with the election of the Company under Section 1362(a) of the Code to be an S corporation. No Return of a shareholder is being audited by any taxing authority and to the knowledge of the Company, Ades and Shareholder, no tax authority intends to audit such Company, Ades or Shareholder's Return. No agreement or waiver extending, or having the effect of extending, the period for auditing Shareholder's or Ades' Returns which include any items of income, gain, loss or deduction of the Company has been filed, which extension or waiver is still in effect. Without the consent of Parent, Shareholder and Ades agree that they will not file a return or amend an existing return, which includes any items of income, gain, loss or deduction of the Company and which treats any such item in a manner inconsistent with the manner in which such item is treated by the Company in its Return for the applicable period. Shareholder agrees that the Return of the Company for the tax year beginning January 1, 1999 and ending at the Effective Time shall be prepared and filed by Parent in accordance with GAAP and that Shareholder will be responsible for any and all taxes accrued or owing in the tax year ending at the Effective Time.

        2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which either the Company, Ades or Shareholder is a party or otherwise binding upon the Company, Ades or Shareholder which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, the Surviving Corporation, or Parent, any acquisition of property (tangible or intangible) by the Company, the Surviving Corporation, or Parent or the conduct of business by the Company, the Surviving Corporation, or Parent. There is no agreement, commitment, judgment, injunction, order or decree which restricts the ability of either the Company or Ades to distribute any products produced by Parent or White Heat. Neither the Company, Ades nor the Shareholder has entered into any agreement restricting their ability to sell, license or otherwise distribute any products to any class of customers in any geographical area except for certain vendor agreements applicable to sales of videos by the Company which contain certain restrictions dealing with the class of customers and pricing restrictions.

        2.10  Title to Properties; Absence of Liens and Encumbrances.

               (a) Real Property Lease. The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) contains a true and correct copy of the lease and describes the Company's currently leased premises (the "Leased Premises") and such current lease is in full force and effect, is valid and effective in accordance with its terms, and there is not, under such lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on behalf of the Company with regard to such Leased Premises and, to the knowledge of the Company, Ades and Shareholder, there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the landlord relating to the Company's Leased Premises. The release for the Leased Premises has not been modified, canceled or amended and the Company is in compliance with all of its obligations under the lease. Schedule 2.10(a) also contains a true and correct copy of the sublease pertaining to a portion of the Company's Leased Premises and such sublease has not been modified, canceled or amended and the Company is in compliance with all of its obligations under the sublease. To the knowledge of Ades, the Company and Shareholder, there is no existing default or vendor default (or event with notice or lapse of time, or both, would constitute a default) by the subtenant relating to the sublease and the Company is not in default under the sublease. The consummation of the Merger will not result in a breach of the sublease. Except as set forth in Schedule 2.10(a), the consummation of the Merger will not result in the breach of the lease for the Leased Premises, or otherwise require the consent of the landlord of the lease for the Leased Premises. The structures at the Leased Premises are in reasonably good condition and repair and to the knowledge of the Company and Shareholder, such structures are free from design, construction, physical or mechanical defects and other damage.

               (b) Title to Property. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        22.11  Intellectual Property.

               (a) Intellectual Property Rights. The Company owns, or licenses or otherwise possesses the right to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications in both source code and object code form ("Software"), and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as proposed to be conducted by the Company (collectively, the "Company Intellectual Property Rights"). Schedule
2.11 sets forth a complete list of all patents, registered and material unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights. Schedule 2.11 also sets forth a complete list of all licenses, sublicenses or other agreements pursuant to which the Company utilizes any Software or other Company Intellectual Property Rights. The Company has complied with all the material terms of such license, sublicense or agreement and the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

               (b) Adverse Claims. No claims with respect to the Company Intellectual Property Rights have been asserted or are, to the Company's knowledge, threatened by any person, nor to the Company's knowledge are there any valid grounds for any bona fide claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. To the Company's knowledge, the Company has not infringed, and the business of the Company as currently conducted or as proposed to be conducted does not infringe, any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restriction in any manner the licensing thereof by the Company. Each employee, consultant or contractor of the Company has executed a proprietary information and confidentiality agreement substantially consistent with the Company's standard forms.

               (c) Year 2000 Compliance. The Company has taken commercially reasonable steps and efforts to ensure that all Software, computer hardware and firmware used by the Company is Year 2000 compliant, is designed to be used prior to, during and after the calendar year 2000 A.D. To the knowledge of the Company, Ades and Shareholder, all such Software, computer hardware and firmware used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, in to and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as result of the date/time data, to extent that all other information technology, used in combination with the Company's Software, properly exchanges date/time data with it.

        2.12   Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12, the Company does not have, is not a party to nor is it bound by:

                      (i)    any collective bargaining agreements;

                      (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations or any bonus, deferred compensation, pension, profit sharing or retirement plans, stock option plan, phantom stock plan, stock appreciation rights plan or stock purchase plan or performance awards, fringe benefits, or any other employee benefit plans or arrangements;

                      (iii) any employment or consulting agreement, contract or commitment (other than an oral offer of employment as an employee at will) with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company.

                      (iv)   any fidelity or surety bond or completion bond;

                      (v)    any agreement of indemnification or guaranty;

                      (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                      (vii) any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit;

                      (viii) any distribution, joint marketing or development agreement; or

                      (ix) any other agreement, lease, contract, purchase order or commitment that involves future obligations of or payments to the Company of $25,000 or more.

        To the knowledge of the Company, Ades and Shareholder, the Company has not breached, violated or defaulted under any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12 or
Schedule 2.11 (any such agreement, contract or commitment, a "Contract"). True and correct copies of all Contracts have been furnished to Parent. The Company has not received notice that it has breached, violated or defaulted under any of the terms or conditions of any Contract. Each Contract is in full force and effect and is not subject to any material default thereunder of which the Company, Ades or Shareholder has knowledge by any party obligated to the Company pursuant thereto.

        2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any Contract.

        2.14 Compliance with Laws. The Company has not received any notices of violation with respect to, and to the knowledge of the Company, Ades and Shareholder the Company has complied in all material respects with, and is not in material violation of, any foreign, federal, state or local statute, law or regulation.

        2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to its knowledge threatened against the Company, its properties or any of its shareholders, officers or directors, in their respective capacities as such. Except as set forth in
Schedule 2.15, there is no investigation pending or to the knowledge of the Company, Ades or Shareholder threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        2.16 Insurance. The Company maintains valid and enforceable insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, which are identified in Schedule 2.16, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

        2.18   Environmental Matters.

               (a) Hazardous Material. The Company has not operated any underground storage tanks, and the Company, Ades and Shareholder have no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. The Company has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBS, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, or the regulations promulgated pursuant to said laws (a "Hazardous Material"). No Hazardous Materials are present as a result of the actions or omissions of the Company, or, to the Company's, Ades' and Shareholder's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. To the knowledge to the Company, Shareholder and Ades, the subtenant under the sublease pertaining to the Leased Premises has not released any amount of any Hazardous Material.

               (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity. The Company is in compliance with all environmental laws applicable to the Company and the Company's business does not require that the Company obtain any environmental approval, license, permit, clearance or consent. No action, proceeding, injunction or claim is pending, or to the Company's, Ades or Shareholder's knowledge, threatened against the Company regarding any environmental law or regulation. The Company is not aware of any reasonable basis by which it would be involved in any environmental litigation or any fact which would impose upon the Company any environmental liability. Neither the Company, Ades nor Shareholder has any knowledge that the subtenant under the Company's sublease has transported, stored, used, manufactured, disposed of, leased or exposed its employees or others to Hazardous Materials nor engaged in any Hazardous Materials Activities.

        2.19 Brokers' and Finders' Fees: Third Party Expenses. Neither the Company, Ades nor Shareholder has not incurred, nor will they incur any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        2.20   Employee Matters and Benefit Plans.

               (a) Employees To the best of the Company's, Ades' and Shareholder's knowledge, (i) no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) no officer or key employee has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

               (b) Agreements and Plans. Schedule 2.12 contains an accurate complete list of any employee welfare plan, agreement, arrangements, benefit plan, profit sharing plan, phantom stock plan, option plan, bonus plan or commitment by the Company pertaining to the Company's employees (collectively "Benefit Plans") and all liabilities thereunder have been properly reflected on the Balance Sheet to the extent required by GAAP. The Company has never been subject to any "multi-employer pension plan" as defined in Section 3(37) of ERISA. The Company has made available to Parent true, complete and correct copies of all Benefit Plans, agreements, plans, or commitments pertaining to the Company's employees together with the most recent summary plan description or similar document with respect to each applicable Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. Except as disclosed in Schedule 2.20, to the knowledge of the Company, Ades and Shareholder, the Company and all Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and other applicable laws. Except as set forth in Schedule 2.20, there are no investigations by any governmental agency, termination proceedings or other claims or lawsuits against or involving any Benefit Plan. Except as set forth in Schedule 2.20, all contributions to the Benefit Plans required to be made by the Company in accordance with the terms of the Benefit Plans have been timely made. To the extent each Benefit Plan is intended to be a tax qualified plan, each such plan or related trust is qualified and exempt from federal income taxes and there has not occurred any event or circumstances which would adversely affect the tax qualification of such plan. To the knowledge of the Company, Ades and Shareholder, no trustee, administrator or other fiduciary of any Benefit Plan has engaged in transactions which would subject the Company to any liability for breach of fiduciary duty under ERISA or other applicable law. Except for the Compensation Plan Arrangements which are to be satisfied in full pursuant to Section 1.12 above, the Company will terminate all Benefit Plans as of the Effective Time and such termination will not give rise to any ongoing liability by Parent or the Surviving Corporation. When executed by the respective parties thereto, the Modification Agreements shall be valid and binding obligations of their respective parties and satisfaction of the Compensation Plan Arrangements as provided in Section 1.12 above shall constitute payment in full of all obligations thereunder.

               (c) No Post-Employment Obligations. The Company has no liability to provide life insurance, medical or other benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee that such employee would be provided with life insurance, medical or other benefits upon their retirement or termination of employment, except to the extent required by statute.

               (d) Compliance with Laws. The Company (i) to its knowledge and to the knowledge of Ades and Shareholder is in compliance in all material respects with all applicable laws and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours;
(ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

               (e) Labor. No work stoppage or labor strike against the Company is pending or threatened and the Company is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act and the Company is not bound by any collective bargaining agreement or union contract and no collective bargaining agreement is being negotiated by the Company.

        2.21 Customers and Supplies. Schedule 2.21 contains a true and complete list of the name and address of each customer that has purchased in excess of five percent (5%) of the Company's sales during the twelve months ended February 28, 1999, and except as set forth on Schedule 2.21 no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or indicated to the Company its intention to so terminate its relationship or curtailed purchases. Schedule 2.21 also contains a true and complete list of top 25 companies that produce videos and other products sold by the Company, and no such company has terminated its relationship with or adversely modified its relationship with the Company or indicated to the Company its intention to so terminate its relationship or otherwise adversely change its relationship with the Company.

        2.22 Investment Representations. Shareholder is acquiring the Parent Common Stock and other rights in the Merger for his own account, not as a nominee or agent, for investment and not with a view to, or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act. Shareholder understands that the Parent Common Stock has not been registered under the Securities Act by reason of a specific exemption therefrom and may not be transferred or resold except pursuant to an exemption for the registration and prospectus delivery requirements of the Securities Act. Shareholder has been furnished with such materials and has been given access to such information relating to Parent as requested and has been afforded the opportunity to ask questions regarding Parent as Shareholder has found necessary to make an informed investment decision. Shareholder has the knowledge and experience in financial and business matters and investments in general that Shareholder is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

        2.23 Representations Complete. To the best of the Company's, Ades' and the Shareholder's knowledge, none of the representations or warranties made by the Company, Ades or the Shareholder (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company and its stockholders as follows:

        3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and Merger Sub as a whole.

        3.2 Parent Capital Structure. The authorized capital stock of Parent consists of 10,000,000 shares of common stock of which 5,164,531 shares were issued and outstanding as of December 31, 1998. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable. As of December 31, 1998, options to purchase 1,266,500 shares of Parent Common Stock were issued and outstanding.

        3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Parent does not, and, as of the Effective time, the consummation of the transactions contemplated hereby will not result in a Conflict with (i) any provision of the Articles of Incorporation or Bylaws of Parent or (ii) any mortgage, indenture, lease, contract, or other agreement or instrument to which Parent is a party, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 3.3.

        3.4 Litigation. Except as set forth in Schedule 3.4, there is no material action, suit or proceeding of any nature pending or threatened against Parent, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 3.4, there is no investigation pending or to its knowledge threatened against Parent, its properties or any of its officers or directors by or before any governmental entity. Schedule 3.4 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of Parent to manufacture, offer or sell any of its products in the present manner or style thereof.

        3.5 Parent SEC Documents. The reports and proxy statements filed by Parent with the Securities and Exchange Commission since January 1, 1997 (the "Parent SEC Documents") complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the date they were filed, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document or otherwise disclosed to the Company.

        3.6    Breaches of Material Contracts. Except to the extent set forth on
Schedule 3.6, to the knowledge of Parent, Parent is not in breach, violation or default under any of the material terms or conditions of any material agreement or contract applicable to Parent, and Parent has not received notice that it has breached, violated or defaulted under any of the material terms or conditions of any such agreement or contract.

        3.7 Compliance of Laws. To the knowledge of Parent, Parent has not received any notices of violations with respect to, and Parent has complied in all material respects with, and is not in material violation of, any material federal, state or local statute, law or regulation.

        3.8 Insurance. Parent maintains valid and enforceable insurance policies covering Parent's business, assets, properties, employees, officers and directors to the extent Parent deems it prudent and necessary.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent (which such consent shall not be unreasonably withheld by Parent):

               (a) Enter into any commitment, activity or transaction not in the ordinary course of business or enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

               (b) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

               (c)    Commence any litigation or any dispute resolution process;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company stock, or split, combine or reclassify any stock or issue, grant or authorize the issuance of any securities, subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of stock (or options, warrants or other rights exercisable therefor);

               (e) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (f) Acquire or agree to acquire by any manner any business or corporation, partnership, association or other business organization or division thereof, or any assets which are material, individually or in the aggregate, to the business of the Company;

               (g) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

               (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

               (i) Grant any severance or termination pay to any director, officer, employee or consultant or adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

               (j) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

               (k) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements or liabilities incurred in the ordinary course of business consistent with past practices after the date of the Company Financial Statements;

               (l) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (m) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

               (n) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

               (o) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

               (p) Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than by Parent. If the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

        4.3 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the

Effective Time, Parent agrees (except to the extent that the Company shall otherwise consent to in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors and others having business dealings with it, all the goal of preserving the goodwill and business of Parent at the Effective Time. The Parent shall promptly notify the Company of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting Parent and its business.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1 Access to Information. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to this Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

        5.2 Expenses. All fees and expenses incurred in connection with the Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses; provided, however, that within thirty (30) days after the Effective Time, Parent shall pay the reasonable and customary Third Party Expenses of the Company.

        5.3 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of The Nasdaq Stock Market Inc., prior to the Effective Time, no public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld. The parties agree that Parent will publicly disclose the signing of this Agreement and will file a copy of the Agreement as an exhibit with a filing with the Securities and Exchange Commission.

        5.4 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

        5.5 Preparation of Proxy Statement. In the event that approval of Parent's shareholders is required in order to consummate the Merger and the transactions contemplated hereby, the Company agrees to help prepare such information about the Company and its employees and shareholders which may be required to be in Parent's proxy statement to be distributed to Parent's shareholders. All such information provided to Parent by the Company for purposes of being included in Parent's proxy statement shall not contain any untrue statements of material fact or fail to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.6 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Without limiting the foregoing, the Company shall obtain the agreements required by Schedule 6.3(c).

        5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.8 Employment Matters. The Company shall deliver or cause to be delivered to Parent at the Closing the Ades Employment Agreement, the Selsky Employment Agreement and the Wallace Employment Agreement, duly executed by Ades, Selsky and Wallace, respectively.

        5.9 Restricted Stock Agreement. The Company shall deliver or cause to be delivered to Parent at the Closing the Restricted Stock Agreement executed by Shareholder, the FFM Employees and their spouses.

        5.10 Board Nominees. At the first regularly scheduled meeting of Parent's Board of Directors held after the Effective Time, Parent agrees to ask Ades to join Parent's board as a director. In addition, at the first annual meeting of Parent's shareholders held after the Effective Time, Parent agrees to nominate Ades and a second outside independent director selected mutually by Ades and Parent (which such director shall not be Selsky, Wallace, a family member of Ades, Selsky or Wallace or otherwise related to Ades, Selsky or Wallace).

        5.11 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions and contemplated hereby.

        5.12 Assistance With Auditors. The Company will cause its management to cooperate with Parent's accountants and help facilitate on a timely basis (i) the preparation of audited Company financial statements (including pro forma financial statements if required) as required by Parent and Parent's accountants to comply with applicable SEC regulations, (ii) the review of the Company's books, records and work papers, including the examination of selected interim financial statements and data by Parent's accountants, and (iii) the delivery of such representations from the Company's independent accountants and Company's management as may be reasonably requested by Parent or its accountants in connection with the preparation by Parent's accountants of the Company's financial statements.

        5.13 Modification Agreements. The Company shall deliver or cause to be delivered to Parent at least five business days prior to the Closing, the Modification Agreements contemplated by Section 1.12(c).

        5.14 Parent's 401(k) Plan. To the extent permitted by all applicable laws, ERISA, and Parent's 401(k) Plan, it is the intent of Parent to take commercially reasonable steps so that the normal one-year waiting period for participation in Parent's 401(k) plan will be waived for the employees of the Company who become employees of Parent and the Surviving Corporation immediately after the Merger and that such employees of the Company should be given vesting credit for purposes of the Parent's 401(k) plan for their years of service with the Company. The parties acknowledge that Parent is not representing or warranting that Parent will be able to make these changes to Parent's 401(k) plan and that Parent's inability to make these changes will not result in a breach of this covenant by Parent.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) Government Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (c) Shareholder Approval. To the extent required by applicable law or Nasdaq listing requirements, the shareholders of Parent shall have approved this Agreement, the Merger, and the transactions contemplated hereby.

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them or prior to the Closing and the Closing and the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

               (c) Legal Opinion. The Company shall have received a legal opinion from PHJW, counsel to Parent, in substantially the form attached hereto as Exhibit E.

               (d) Due Diligence. The Company shall have conducted its due diligence review of Parent and Parent's business and shall be satisfied, in its discretion, with the results of its review and investigation of the items, matters, exceptions and affairs set forth in the disclosure schedules prepared by Parent attached to this Agreement and the disclosures contained in such schedules. The Company's review of the disclosure schedules of Parent in no way minimize or diminish any of the representations and warranties made by Parent in this Agreement.

               (e) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Parent since the date of this Agreement.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. The representations and warranties of the Company, Ades and Shareholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date.

               (b) Agreements and Covenants. The Company, Ades and Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or him on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

               (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, modifications, approvals and waivers set forth in Schedule 6.3(c).

               (d) Legal Opinion. Parent shall have received a legal opinion from Tyre Kamins Katz & Granof legal counsel to the Company, in substantially the form attached hereto as Exhibit F.

               (e) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company since the Balance Sheet Date.

               (f) Due Diligence. Parent shall have concluded its due diligence review of the Company and the Company's business and Parent shall be satisfied, in its sole and absolute discretion, with the results of its review and its investigation of the items, matters, exceptions and affairs set forth in the Company Schedules to this Agreement and the disclosures contained in such schedules. Parent's review of the Company Schedules shall in no way minimize or diminish any of the representations and warranties made by the Company, Ades and Shareholder in this Agreement. Parent shall have received from Parent's accounting firm audited balance sheets as of December 31, 1997 and 1998, and statements of income and statements of cash flows for the Company for the two years ended December 31, 1998, which such Audited Financials shall meet all applicable requirements by the Securities and Exchange Commission and Parent shall be satisfied, in its sole and absolute discretion, with the financial results of the Company and other financial information contained in the Audited Financials.

               (g) Consent of Bank. Parent shall have received from Parent's bank the bank's consent to the Merger and the consummation of the transactions contemplated hereby.

               (h) Fairness Opinion. Parent shall have received a "fairness opinion" from an investment bank or financial adviser of Parent's choice prior to Effective Time substantially to the effect that the consideration to be paid by Parent pursuant to this Agreement is fair, from financial point of view, to the shareholders of Parent and such opinion shall not have been withdrawn at or prior to the Effective Time.

               (i) Financing. Parent shall have closed such working capital or other financing as Parent deems necessary or advisable to provide Parent with sufficient working capital for future operations.

               (j) Shareholder Approval. To the extent required by applicable law or Nasdaq, Parent shall have received the approval of Parent's shareholders for this Agreement, the merger and the transactions contemplated hereby.

                                   ARTICLE VII

                           INDEMNIFICATION AND ESCROW

        7.1 Indemnification. The parties shall indemnify each other as set forth below:

               (a) Indemnification by Shareholder, Ades and Company. Shareholder, Ades and the Company hereby agree to indemnify and hold harmless Parent and Merger Sub and their members, managers, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Parent and Merger Sub (collectively, "Parent's Indemnified Parties") from, and to reimburse Parent and Merger Sub and their members, managers, directors, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Parent and Merger Sub for, any and all losses, damages, liabilities, claims, fees, costs and expenses of any kind related thereto (including, without limitation, any and all reasonable legal fees) actually incurred or suffered by Parent's Indemnified Parties (excluding the benefit of any insurance proceeds received by or owed to such parties) arising out of, based upon or resulting from (i) the breach of any representation or warranty of the Company, Ades or Shareholder contained in this Agreement, or (ii) the breach of or failure to perform by the Company, Ades or Shareholder any of their covenants or obligations contained in this Agreement.

               (b) Indemnification by Parent and Merger Sub. Parent and Merger Sub hereby agree to indemnify and hold harmless Shareholder and its members, manager's, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Shareholder (collectively, "Shareholder's Indemnified Parties") from, and to reimburse Shareholder and its members, manages, directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Shareholder for, any and all losses, damages, liabilities claims, fees, costs and expenses of any kind related thereto (including, without limitation, any and all reasonable legal fees) actually incurred or suffered by Shareholder's Indemnified Parties (excluding the benefit of any insurance proceeds received by or owed to such parties) arising out of, based upon or resulting from (i) breach of any representation or warranty of Parent or Shareholder contained in this Agreement, or (ii) the breach of or failure to perform by Parent or Shareholder and of their covenants or obligations contained in this Agreement.

               (c) Claims. In the event of the occurrence of any event which one of the parties hereto asserts is an indemnifiable event pursuant to this
Article VII, the party claiming indemnification shall notify the other party promptly. If such even involves the claim of any third party, the indemnifying party shall have sole control over, and shall assume all expense with respect to, the defense of settlement of such claim; provided, however, that:

                      (i) the indemnified party shall be entitled to participate in t he defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                      (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party, and such approval shall not be unreasonably withheld.

               If the indemnifying party does not assume sole control over the defense or settlement of such claim as provided in this Section 7.1(c), the indemnified party, following provision of ten (10) days prior written notice to the indemnifying party, shall have the right to defend and settle the claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party shall promptly reimburse the indemnified party therefor in accordance with this Section 7.1.

        7.2 Cooperation; Insurance Proceeds. In any event involving the claim of any third party, the indemnified party shall cooperate fully with the indemnifying party in the defense of any such claim. Without limiting the generality of the foregoing, the indemnified party shall furnish the indemnifying party with such documentary or other evidence as is then in its possession as may reasonably be requested by the indemnifying party for the purpose of defending against any such claim. In determining the amount to be paid by the indemnifying party hereunder, the amount of insurance proceeds received by or benefitting the indemnified party in connection with the matter giving rise to the right of indemnification shall be deducted from the amount to be paid by the indemnifying party.

        7.3 Threshold. Any other provision of this Article VII notwithstanding, no party hereto shall be entitled to indemnification hereunder unless the aggregate amount of claims for indemnification by such party exceeds $10,000 in which event, such party shall be entitled to indemnification for the full amount of all such claims. In the event any of Parent's Indemnified Parties are entitled to indemnification hereunder, Parent may withhold such amounts from the Contingent Payment and the Additional Payments.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a)    by mutual written consent of the Company and Parent;

               (b) by Parent and Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on April 30, 1999, except that in the event Parent extends the Closing Date as provided in
Section 1.2, then the date shall be such date as determined by Parent, but in no event later than August 31, 1999 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);
(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

               (c) by Parent and Merger Sub if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Surviving Corporation's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

               (d) by Parent and Merger Sub if they are not in material breach of their obligations under this Agreement and (i) if any of the conditions set forth in Sections 6.1 and 6.3 shall become impossible to fulfill and shall not have been waived in accordance with the terms of this Agreement or
(ii) the Board of Directors of Parent shall withdraw or modify its approval or recommendation of this Agreement or the Merger, or (iii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (a) such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (b) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

               (e) by the Company if it is not in material breach of its obligations under this Agreement and (i) if any of the conditions set forth in Sections 6.1 and 6.2 shall become impossible to fulfill and shall not have been waived in accordance with the terms of this Agreement or (ii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (a) such breach has not been cured within five (5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (b) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied.

        When action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officer, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, that provisions of Sections 5.2 and 5.3, the confidentiality obligation contained in Section 5.1, and Articles VIII and X (other than Section 10.1) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed in behalf of such party.

                                   ARTICLE IX

                             COVENANT NOT TO COMPETE

        9.1 General Covenant. For a period commencing on the Effective Time and ending on the later of (a) three (3) years from the cessation of Ades' employment with Parent in the event such employment terminates for cause or Ades voluntarily leaves Parent or (b) on the third anniversary of the Effective Time in the event Ades' employment with Parent ends for any other reason, Ades and Shareholder agree that they will not directly or indirectly, engage or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, agent, security holder, creditor, consultant or otherwise aid or assist anyone in the conduct of, any business which would be similar to or competitive with the business presently conducted by the Company or the Parent in the United States of America. Ades and Shareholder agree that the Company is currently conducting its business in such territory and that covenants contained in this Section 9.1 shall be construed as a series of separate covenants, one for each geographical location. Except for geographical coverage, each such separate covenant shall be deemed identical to the terms contained therein. If a court of competent jurisdiction deems any term, provision or geographical location of any covenant or provision to be invalid, illegal or unenforceable for any reason, the court may reduce or eliminate such term, provision or geographical location to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so reduced or eliminated without materially altering the intention of the parties, the invalidity or unenforceability of such term or provision shall in no way affect the validity or enforceability of any other term, provision or geographical location in this section. Nothing contained in this section shall prevent Ades and Shareholder from holding or acquiring common stock in any company which is publically traded at any nationally recognized stock exchange or on the national market system of The Nasdaq Stock Market, provided that such holdings are less than five percent of the outstanding capital stock of such publically traded company.

        9.2 Confidentiality. Ades and Shareholder shall not, unless specifically consented to by Parent, use or divulge, disclose or communicate to any person any confidential information of the Company or Parent, including, without limited to, the names, specifications, requirements or practices of customers, marketing methods and related data, prices obtained for products or services, lists for other records, written records used in the business of the Company or Parent, compensation paid to employees and other terms of employment, or other confidential information concerning the business of the Company or Parent. The parties stipulate that the foregoing are important, material and confidential trade secrets.

        9.3 Agreement Not to Solicit. To insure the protection of the trade secrets of Parent and the Company and to preserve the good will of the Company for the benefit of Parent, Ades and Shareholder agree to not, and will cause each of their affiliates to not, at any time during Ades' employment with Parent and for two years after the termination of Ades' employment with Parent:

               (a) Attempt in any manner to persuade any customer of the Company or Parent to cease to do business or to reduce the amount of business which such customer has customarily done or contemplates doing with Parent or the Company; or

               (b) Solicit for employment or employ any person who is an employee of Parent or the Company.

        9.4 Consideration; Reasonable Scope. Ades and Shareholder agree that the transactions contemplated by this Agreement constitute good, valid and binding consideration for obligations and covenants contained in this Article
IX. Ades and Shareholder agree and acknowledge that the agreements and covenants contained herein are reasonable as to scope and time and necessary to protect legitimate interests of Parent, including, without limitation, the trade secrets and good will of the Company and any violations of such provision would result in irreparable harm to Parent. Accordingly, Ades and Shareholder consent and agree that in the event of any violation of such covenants by Ades or Shareholder, Parent shall be entitled to, in addition to such other rights and remedies that Parent may have at law, injunctive or other relief. Furthermore, none of Parent's remedies at law or in equity shall be exclusive of any other remedy available to Parent.

                                    ARTICLE X

                               GENERAL PROVISIONS

        10.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and shall (except as otherwise specifically provided herein) terminate at 5:00 p.m., California time, on the date which is two years following the Closing Date; except that the representations and warranties contained in Section 2.8 shall survive until the conclusion of the applicable statute of limitations and the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 2.18 shall survive the consummation of Merger without limitation.

        10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addressed (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Merger Sub, to:

                      Intervisual Books, Inc.
                      2716 Ocean Park Boulevard, Suite 2020
                      Santa Monica, California 90405
                      Attention: Executive Vice President
                      Telephone No: (310) 396-8708
                      Facsimile No: (310) 396-9849

                      with a copy to:

                      Paul, Hastings, Janofsky & Walker LLP
                      695 Town Center Drive 17th Floor
                      Costa Mesa, California 92626
                      Attention: Stephen D. Cooke, Esq.
                      Telephone: (714) 668-6264
                      Facsimile: (714) 979-1921

               (b)    if to Company to:

                      Fast Forward Marketing, Inc.
                      4553 Glencoe Avenue, Suite 300
                      Marina del Rey, California 90290
                      Attention: President
                      Telephone: (310) 306-3200
                      Facsimile: (310) 306-0020

                      with a copy to:

                      Tyre Kamins Katz & Granof
                      1880 Century Park East, Suite 300
                      Los Angeles, California 90067-1666
                      Attention: William W. Holcomb, Esq.
                      Telephone: (310) 553-6822
                      Facsimile: (310) 552-9024

        10.3 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        10.5 Entire Agreement: Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates. Without limiting the foregoing, this Agreement, the Schedules and Exhibits hereto supersede and replace the Letter of Intent dated February 2, 1999 between Parent, the Company and the Shareholder. The parties hereto are executing this Agreement with the intent that this Agreement shall be binding upon each of them, notwithstanding the fact that the Ades Employment Agreement, the Ades Option Agreement, the Selsky Employment Agreement, the Selsky Option Agreement, the Wallace Employment Agreement, and the Wallace Option Agreement (Exhibits B through G) (collectively, the "Missing Exhibits") are not being attached to this Agreement at the time of execution. Within 10 days after the execution of this Agreement, the parties agree in good faith to attempt to negotiate the form of each Missing Exhibit. In the event the parties are unable to come to terms regarding any or all of the Missing Exhibits, this Agreement shall still remain binding on the parties hereto, such Missing Exhibit shall be deleted from the Agreement and the obligations of the respective parties to deliver an executed copy of the Missing Exhibit at the Closing shall be removed.

        10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.

        10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

        10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



                [Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Ades, the Company and Shareholder have caused this Agreement to be signed by their respective duly authorized representatives, all as of the date first written above.


FAST FORWARD MARKETING, INC.,          INTERVISUAL BOOKS, INC.,
a California corporation               a California corporation


By: /s/ Steven D. Ades                 By: /s/ Waldo H. Hunt
    -----------------------------          -------------------------------------
        Steven D. Ades, President              Waldo H. Hunt, Chairman  of the
                                               Board and Chief Executive Officer

By: /s/ Laurie Levit                   By: /s/ Gail A. Thornhill
    -----------------------------          -------------------------------------
Name:  Laurie Levit                            Gail A. Thornhill, Secretary
Title: Secretary


ADES                                   FFM ACQUISITION CORP.,
                                       a California corporation

/s/ Steven D. Ades                     By: /s/ Dan P. Reavis
---------------------------------          -------------------------------------
Steven D. Ades, an individual              Name:  Dan P. Reavis
                                           Title: President and Secretary
SHAREHOLDER


/s/ Steven D. Ades
---------------------------------
Steven D. Ades, Trustee of the
Levit Revocable Family Trust UTD
April 18, 1991


/s/ Laurie Levit
---------------------------------
Laurie Levit, Trustee of the
Levit Revocable Family Trust UTD
April 18, 1991